INVESCO POWERSHARES

POWERSHARES
XCHANGE TRADED NOTES

Filed pursuant to Rule 433
Registration Statement 333-137902
Dated 26 May 2009
ETN & index data as of 31 March 2009

DYY  PowerShares DBCommodity Double LongETN
DPU  PowerShares DBCommodity LongETN
DDP  PowerShares DBCommodity ShortETN
DEE  PowerShares DBCommodity Double ShortETN

Description

The PowerShares DB Commodity Double Long Exchange-traded Note (Symbol: DYY),
PowerShares DB Commodity Long Exchange- traded Note (Symbol: DPU), PowerShares
DB Commodity Short Exchange Traded Note (Symbol: DDP) and PowerShares DB
Commodity Double Short Exchange Traded Note (Symbol: DEE) (collectively, the
"PowerShares DB Commodity ETNs") are the first U.S. exchange-traded products that provide investors with a cost- effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index.

All of the PowerShares DB Commodity ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index(TM). The Long and Double Long ETNs are
based on the Optimum Yield(TM) version of the Index. The Short and Double Short
ETNs are based on the standard version of the Index. Each index is composed of wheat, corn, light sweet crude oil, heating oil, gold and aluminum futures contracts.

PowerShares DB Commodity ETN & Index Data

Ticker symbols
Commodity Double Long                   DYY
Commodity Long                          DPU
Commodity Short                         DDP
Commodity Double Short                  DEE

Intraday indicative value
symbols
Commodity Double Long                 DYYIV
Commodity Long                        DPUIV
Commodity Short                       DDPIV
Commodity Double Short                DEEIV

CUSIP symbols
Commodity Double Long             25154H475
Commodity Long                    25154H459
Commodity Short                   25154H467
Commodity Double Short            25154H483
Details
ETN price at initial listing         $25.00
Inception date                      4/28/08
Maturity date                       4/01/38
Yearly investor fee                   0.75%
Listing exchange                  NYSE Arca
Standard DB Commodity Index
symbol                             DBLCMACL
OY(TM) DB Commodity Index symbol   DBLCOYER

Issuer
Deutsche Bank AG, London Branch
Long-term Unsecured
Obligations(2)
S&P rating                               A+
Moody's rating                          Aa1

Index History(1) (Growth of $10,000 since Dec. 1, 1988)

[graphic omitted]

|X| Index -1x levered  |X| Index -2x

-----------------------------------------------------------------------------------------
ETN Performance & Index History (%)(1)
                                                                             ETN
                                1 Year      3 Year      5 Year    10 Year    Inception
ETN Performance
Commodity Double Long            --           --           --          --          -75.94
Commodity Long                   --           --           --          --          -46.41
Commodity Short                  --           --           --          --           87.75
Commodity Double Short           --           --           --          --          216.09
Index History
Deutsche Bank Liquid Commodity Index
+2x Levered                     -73.07      -14.89       10.50      23.47          -75.94
Deutsche Bank Liquid Commodity Index
+1x Levered                     -43.20       -3.10        9.34      14.71          -46.41
Deutsche Bank Liquid Commodity Index
-1x Levered                      76.66        6.53       -2.66     -10.48           87.75
Deutsche Bank Liquid Commodity Index
-2x Levered                     178.60        4.53      -11.84     -25.60          216.09
Comparative Indexes(3)
S&P 500                         -38.09      -13.06       -4.76      -3.00          -41.19
Barclays Capital U.S.
Aggregate                         3.13        5.77        4.13       5.70            3.70
-----------------------------------------------------------------------------------------
Source: DB, Bloomberg

1 Index history is for illustrative purposes only and does not represent actual
PowerShares DB Commodity ETN performance. Index history is based on a combination of the monthly returns from the relevant commodity index plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Commodity ETNs, less the investor fee. Index history for the Long and Double Long ETNs is based on the Deutsche Bank Liquid Commodity Index -- Optimum Yield(TM), and index history for the Short and Double Short Commodity ETNs is based on the standard version of the Deutsche Bank Liquid Commodity Index (collectively, the "Commodity
Indexes"). The Commodity Indexes are intended to reflect changes in the market value of certain commodity futures contracts based on crude oil, heating oil, corn, wheat, gold and aluminum. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis. Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES
NOT GUARANTEE FUTURE RESULTS. For current index and PowerShares DB Commodity ETN performance, go to dbfunds.db.com/notes.

2 The PowerShares DB Commodity ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the
PowerShares DB Commodity ETNs.

   powersharesetns.com | dbfunds.db.com/notes     800.983.0903 | 877.369.4617

DYY  PowerShares DBCommodity Double LongETN
DPU  PowerShares DBCommodity LongETN
DDP  PowerShares DBCommodity ShortETN
DEE  PowerShares DBCommodity Double ShortETN

ETN & index data as of 31 March 2009
----------------------------------------------
Volatility (%)(1,3)
              Index     Index   Index   Index
                +2x       +1x     -1x     -2x
1 year        68.57     34.22   34.87   69.72
3 year        49.32     24.72   25.81   51.78
5 year        43.98     22.02   23.21   46.51
10 year       37.93     18.98   22.24   44.54

----------------------------------------------
10-Year Historical
Correlation(1,3)
              Index     Index   Index   Index
                +2x       +1x     -1x     -2x
S&P 500       0.283     0.284  -0.223  -0.224
Barclays
Capital U.S.
Aggregate     0.037     0.038  -0.041  -0.042

----------------------------------------------
Annual Index Performance
(%)(1)
              Index     Index   Index   Index
                +2x       +1x     -1x     -2x
1993         -18.34     -8.44   22.04   44.78
1994          22.45     12.88  -15.24  -31.80
1995          37.22     20.46  -12.99  -28.79
1996          91.31     43.01  -30.07  -55.00
1997         -28.58    -13.09   31.84   63.40
1998         -51.35    -27.80   53.30  115.99
1999          87.08     42.75  -39.54  -69.23
2000          41.82     24.43  -21.55  -46.38
2001         -19.75     -8.58   29.50   59.51
2002          51.55     24.62  -26.06  -47.82
2003          53.04     25.89  -22.19  -42.82
2004          82.21     37.20  -23.01  -43.51
2005          62.27     30.91  -12.77  -28.04
2006          26.64     16.05   -1.23   -8.55
2007          63.47     31.53  -24.82  -47.16
2008         -61.03    -31.45   43.59   81.90
2009 YTD     -11.64     -5.65    7.39   14.42

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What are the PowerShares DB Commodity ETNs?

The PowerShares DB Commodity ETNs are unsecured debt securities issued by
Deutsche Bank AG, London Branch that are each linked to a total return version of a Deutsche Bank commodity index. The Long and Double Long ETNs are linked to the Deutsche Bank Liquid Commodity Index -- Optimum Yield(TM), and the Short and
Double Short ETNs are linked to the standard version of the Deutsche Bank Liquid
Commodity Index. Both indexes are designed to reflect the performance of certain commodity futures contracts on crude oil, heating oil, corn, wheat, gold and aluminum.

Investors can buy and sell the PowerShares DB Commodity ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.
Investors may redeem the PowerShares DB Commodity ETNs in blocks of no less than
200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.
--------------------------------------------------------------------------------
Benefits & Risks of PowerShares DB Commodity ETNs

ETNs are some of the more benefit-rich investment vehicles available in the marketplace today.

Benefits                            Risks

o Leveraged and short notes         o Non-principal protected

o Low cost                          o Leveraged losses

o Intraday access                   o Subject to an investor fee

o Listed                            o Limitations on repurchase

o Transparent                       o Concentrated exposure

o Tax treatment(4)                  o Credit risk of the issuer
--------------------------------------------------------------------------------

3 The S&P 500(R) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Index is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.
Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of monthly index returns.

4 Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

  Long, Short, and Leveraged exposure to commodities has never been easier.sm

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds.db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903
| 877.369.4617, or you may request a copy from any dealer participating in this offering.

The PowerShares DB Commodity ETNs are unsecured obligations of Deutsche Bank AG,
London Branch, and the amount due on the PowerShares DB Commodity ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The rating of
Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB Commodity ETNs other than Deutsche Bank AG,
London Branch's ability to meet its obligations. The PowerShares DB Commodity
ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Commodity ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB
Commodity ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Commodity ETNs even if the value of the relevant index has increased. If at any time the redemption value of the
PowerShares DB Commodity ETNs is zero, your investment will expire worthless. An investment in the PowerShares DB Commodity ETNs may not be suitable for all investors.

The PowerShares DB Commodity ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of
PowerShares DB Commodity ETNs that you may redeem directly with Deutsche Bank
AG, London Branch, as specified in the prospectus. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Commodity ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Commodity ETNs are concentrated in commodity futures contracts. The market value of the PowerShares DB Commodity ETNs may be influenced by many unpredictable factors, including, among other things, volatile prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions.

The PowerShares DB Commodity Double Long ETN and PowerShares DB Commodity Double
Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the PowerShares DB Commodity ETNs' investment objectives, risks, charges and expenses carefully before investing.

An investment in the PowerShares DB Commodity ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

(C) 2009 Invesco PowerShares Capital Management LLC
P-DBCOMM-ETN-PC-1  04/09     powersharesetns.com |
dbfunds.db.com/notes     800.983.0903 | 877.369.4617